Exhibit 99.1
FOR IMMEDIATE RELEASE
February 28, 2011
For more information contact:
Scott Estes (419) 247-2800
Jennifer Steiner (419) 247-2800
Health Care REIT, Inc. to Acquire the Real Estate Assets of
Genesis HealthCare for $2.4 Billion
Toledo, Ohio, February 28, 2011....Health Care REIT, Inc. (NYSE:HCN) announced that it has signed a definitive agreement to acquire substantially all of the real estate assets of privately-owned Genesis HealthCare (Genesis), a leading provider of short-term post-acute, rehabilitation, assisted living and long-term care services, for a purchase price of $2.4 billion.
Genesis’ highly respected and tenured management team will continue to operate the facilities pursuant to a long-term triple-net master lease. HCN will have the right to own certain facilities that Genesis currently leases from third-party landlords, pursuant to fixed price purchase options, as well as any facilities that Genesis acquires or develops during the initial 15-year term of the lease at pre-determined attractive lease yields. In addition, HCN has the option to acquire a 9.9% ownership interest in Genesis for a fixed price equal to $47 million throughout the initial lease term. This option will enable HCN to share in the future growth of Genesis.
The long-term triple-net lease with Genesis will provide for rent in the first year of $198 million with an initial cash yield of 8.25%. The rent, which includes a combination of fixed and CPI escalators, is expected to increase by 3.5% on the first five anniversary dates of the lease and 3.0% per year thereafter. EBITDAR coverage is expected to be 1.5x. Genesis will have a renewal option at the conclusion of the initial term for an additional 15 years with rent increased to the greater of 103% of the prior year’s rent or fair market value.
“We expect Health Care REIT’s acquisition and leaseback of Genesis HealthCare’s assets will be highly accretive to HCN’s earnings,” says George L. Chapman, Health Care REIT’s Chairman, Chief Executive Officer and President. “The acquisition is consistent with our commitment to partner with best-in-class operators across the health care acuity spectrum. The investment provides embedded opportunities for both organic and external growth. Genesis is positioned to grow its quality payor mix and optimize occupancy as it continues to meet the needs of an increasing post-acute, short-stay patient population. In addition, Genesis has built a robust pipeline of potential acquisition and development opportunities as it expands its footprint along the eastern seaboard. This new partnership between Genesis and Health Care REIT is an exciting growth story.”
George V. Hager, Jr., Chief Executive Officer of Genesis added, “We at Genesis are delighted to have the opportunity to partner with Health Care REIT. Together, we will continue our high level of investment in optimizing and expanding our facilities to meet the needs of our increasingly acute patient population. Genesis prides itself on providing patients and residents with outstanding clinical care, delivered by highly skilled practitioners in a warm and comfortable setting. We selected HCN as our partner because of this shared vision and its commitment to serve as a trusted, long-term partner in our growth.”
Health Care REIT will acquire from Genesis 147 post-acute, skilled nursing and assisted living facilities located in 11 states in the Northeast and Mid-Atlantic. Genesis’ largest markets include Massachusetts, Maryland, New Jersey, Pennsylvania and West Virginia. The portfolio has geographic density in attractive metropolitan markets with high barriers to entry, significant hospital system referral source admission efficiencies and high replacement costs. These notable portfolio strengths are an unparalleled market differentiator for Genesis in the post-acute and skilled nursing sector. Genesis is the largest provider of post-acute and skilled nursing care in the majority of its markets.
The transaction is expected to be $0.39 accretive to FFO and $0.29 to FAD on an annualized basis, representing a pro-forma 12% and 9% growth over the midpoint of HCN’s 2011 guidance as previously issued on February 16, 2011. Accretion estimates assume HCN’s traditional 45% debt to undepreciated book capitalization structure. Actual 2011 guidance will be updated to reflect the timing of the closing of the transaction and the composition of the funding of the transaction. Pro forma for transactions announced to-date, HCN will have nearly $13 billion in assets comprised of a well-balanced portfolio of 880 properties. A reconciliation of FFO and FAD measures can be found in the exhibit at the end of the document.
Genesis HealthCare, based in Kennett Square, Pennsylvania, is a leading provider of short-term post-acute, rehabilitation, assisted living and long-term care services. Genesis has successfully expanded its clinical capabilities in recent years to become a leading provider of short-term, post-acute services, demonstrated by the fact that 90% of patients are admitted from hospitals and 62% of Genesis patients are discharged to the home. As part of this post-acute focus, Genesis now has over 120 clinical specialty units. Given its strong clinical capabilities, Genesis facilities are well positioned as the lowest cost post-acute inpatient setting. With $405 million in investments in facility improvements and clinical programs, Genesis’ quality mix has increased from 47% in 2006 to a projected 55% in 2011 and is positioned for significant growth as the short-term, post-acute patient census accelerates. Driven by growth in quality mix, clinical capabilities and operational efficiencies, Genesis has generated 9% annual average revenue growth, 14% average annual EBITDAR growth and consistent average occupancy of 91% over the last five years. Genesis is privately-owned by affiliates of Formation Capital and JER Partners.
An overview document discussing further details of the Genesis transaction will be available on the Featured Partners page of HCN’s website at www.hcreit.com/featuredpartners.
Transaction Benefits
•	Post-acute platforms are emerging as a critical component in the evolution of health care delivery and reimbursement: Changes in health care delivery models and health care reform favor the post-acute platform as a lower-cost alternative to hospitalization. Genesis’ strategy to focus its care model on the growing post-acute patient population includes $405 million in capital improvements in the last six years, the creation more than 120 clinical specialty units and an initiative to significantly increase the numbers of physicians or nurse practitioners in their facilities.

•	Alignment with HCN’s relationship investment strategy and commitment to invest across the acuity spectrum: Health Care REIT and Genesis’ shared alignment in their relationship and partnership approach to business creates value for both companies. Additionally, the significant overlap with Health Care REIT’s health system, assisted living and senior housing portfolio partners in the Northeast and Mid-Atlantic creates a continuum of care within Health Care REIT’s portfolio of operators, ensuring that patients can receive services in a facility owned by HCN at any point along the health care continuum. HCN’s health system, assisted living and independent living care partnerships provide the potential for referral relationships and a platform in which to share best practices with the goal of increasing quality while lowering the cost of care.

•	Embedded opportunity for organic and external growth: Genesis is positioned for superior organic and external growth. Organic growth will be driven through increases in short-term, post-acute patient population, which in turn will drive higher quality payor mix. Since 2006, Genesis has increased the quality payor mix from 47% in 2006 to a projected 55% in 2011 with room for additional growth. External growth opportunities will be driven through an established pipeline of potential acquisition opportunities along the eastern seaboard through existing purchase options and rights of first refusal. Additionally, the company also has received Certificates of Need (CON’s) in key markets suitable to develop modern post-acute facilities.

•	Geographic advantage: Genesis’ geographic focus in contiguous states along the Northeast and Mid-Atlantic provides for an industry-leading system of provider relationships. High barrier to entry markets and replacement costs create a portfolio that would be extremely difficult to replicate. Operational efficiencies and strong, local brand presence are additional benefits of geographic density.

•	Strength of management team: Genesis’ executive management team, led by George V. Hager, Jr., Chief Executive Officer, has been in place for almost 20 years and will continue to manage the operations. The team’s forward thinking approach recognizes that coordination across the health care continuum is critical to efficient and effective health care delivery.

•	Highly accretive transaction: The transaction is expected to be $0.39 accretive to FFO and $0.29 to FAD on an annualized basis, representing a proforma 12% and 9% growth over the midpoint of HCN’s 2011 guidance as previously issued on February 16, 2011. Accretion estimates assume HCN’s traditional 45% debt to undepreciated book capitalization structure. Actual 2011 guidance will be updated to reflect the timing of the closing of the transaction and the composition of the funding of the transaction. Proforma for transactions announced to-date, HCN will have nearly $13 billion in assets comprised of a well-ballance portfolio of 880 properties. A reconciliation of FFO and FAD measures can be found in the exhibit at the end of this document.
Transaction Terms
The transaction, which has been approved by Health Care REIT’s Board of Directors and the shareholders of Genesis, is structured as an equity purchase of the Genesis subsidiary that holds the real estate. Completion of the transaction is subject to satisfaction of conditions regarding regulatory approvals and third party consents, and to other customary closing conditions. HCN expects the acquisition to close during the 2nd quarter of 2011, although there can be no assurance that the transaction will close or, if it does, when the closing will occur.
Health Care REIT has obtained a commitment for a bridge loan in an amount up to $2.4 billion which will be available to finance the acquisition of Genesis if needed.
UBS Investment Bank was exclusive financial advisor and lead capital markets advisor to HCN on the transaction. Arnold & Porter, LLP, Shumaker, Loop & Kendrick, LLP, and Sidley Austin, LLP,acted as HCN’s legal advisors. In connection with the transaction, BofA Merrill Lynch and Citi are Genesis’ financial advisors and Arnall Golden Gregory, LLP, Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates and Williams Mullen are their legal advisors.
Conference Call Information
The company has scheduled a conference call on Monday, February 28, 2011 at 4:45 p.m. Eastern Time to discuss the acquisition. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through March 14, 2011. To access the rebroadcast, dial 800-642-1687 or 706-645-9291 (international). The conference ID number is 47782388. To participate in the webcast, log on to www.hcreit.com or www.earnings.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days through those same websites. This press release is posted on the company’s website at hereit.com under the heading news.
About Health Care REIT, Inc.
Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of senior housing and health care real estate. The company also provides an extensive array of property management and development services. As of December 31, 2010, the company’s broadly diversified portfolio consisted of 683 properties in 41 states. More information is available on the company’s website at www.hcreit.com.

About Genesis HealthCare Corporation
Genesis HealthCare Corporation is one of the nation’s largest post-acute and skilled nursing care providers with over 200 locations in 13 eastern states. Genesis also supplies contract rehabilitation therapy to over 1,100 healthcare providers in 28 states and the District of Columbia. For more information, go to www.genesishcc.com.
Forward Looking Statements
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to, competition within the health care and senior housing industries (in particular the response to the transaction in the marketplace); the failure to make new investments as and when anticipated; negative developments in the operating results or financial condition of operators or tenants, including Genesis; the failure of closing, including this acquisition, to occur as and when anticipated; unanticipated difficulties and/or expenditures relating to this acquisition and future acquisitions and the integration of the acquired facilities into the company’s portfolio; the attainment of third-party consents and the receipt of applicable healthcare licenses and governmental approvals; compliance with IRS guidance; and changes in rules or practices governing the company’s financial reporting. Additional factors are discussed in the company’s Annual Report on Form 10-K and in its other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.
Non-GAAP Financial Measures
HCN believes that net income attributable to common stockholders, as defined by U.S. generally accepted accounting principles (“U.S. GAAP”), is the most appropriate earnings measurement. However, it considers funds from operations (“FFO”) and funds available for distribution (“FAD”) to be useful supplemental measures of our operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (“NAREIT”) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FAD represents FFO excluding net straight line rental adjustments, amortization related to above/below market leases and amortization of non-cash interest expenses and less cash used to fund capital expenditures, tenant improvements and lease commissions. HCN believes that FFO and FAD are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare our operating performance between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
HCN’s supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and rating agencies in the valuation, comparison, rating and investment recommendations of companies. HCN’s management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. None of the supplemental reporting measures represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by the company, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.
Guidance Reconciliations Exhibit
Year ended December 31, 2011
($  per share data)

	HCN Guidance			Pro Forma HCN Annualized
	(as issued February 16, 2011)			Guidance Post-Genesis (1)
	Low	Midpoint	High	Low	Midpoint	High
FFO Reconciliation:
Net income attributable to common stockholders	$1.02	$1.07	$1.12	$1.39	$1.44	$1.49
Depreciation and amortization(2)	2.23	2.23	2.23	2.25	2.25	2.25

Funds from operations	$3.25	$3.30	$3.35	$3.64	$3.69	$3.74
Increase from current guidance					12%

Dividends per common share	$2.86	$2.86	$2.86	$2.86	$2.86	$2.86
FFO payout ratio	88%	87%	85%	79%	78%	76%

FAD Reconciliation:
Net income attributable to common stockholders	$1.02	$1.07	$1.12	$1.39	$1.44	$1.49
Depreciation and amortization(2)	2.23	2.23	2.23	2.25	2.25	2.25
Net straight-line rent and above/below amortization(2)	(0.17)	(0.17)	(0.17)	(0.28)	(0.28)	(0.28)
Non-cash interest expense	0.10	0.10	0.10	0.09	0.09	0.09
Cap-ex, tenant improvements, lease commissions	(0.17)	(0.17)	(0.17)	(0.15)	(0.15)	(0.15)

Funds available for distribution	$3.01	$3.06	$3.11	$3.30	$3.35	$3.40
Increase from current guidance					9%

Dividends per common share	$2.86	$2.86	$2.86	$2.86	$2.86	$2.86
FAD payout ratio	95%	93%	92%	87%	85%	84%

Notes: (1)	Assuming traditional financing mix of 55% equity and 45% debt, excluding potential capital carrying costs.

(2)	Amounts presented net of noncontrolling interests’ share and HCN’s share of unconsolidated joint ventures.

*	Actual 2011 guidance will be updated to reflect the timing of the closing of the transaction and the composition of the funding of the transaction.